Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Investors: Peter Vozzo, 301-398-4358

Media: Jamie Lacey, 301-398-4035

http://www.medimmune.com

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR 2006 THIRD QUARTER AND
NINE-MONTH PERIOD

Recent Highlights

•                  Total revenues increased 15 percent for the 2006 third quarter

•                  Worldwide sales of Synagis® increased 11 percent in the 2006 third quarter

•                  Sales of FluMist® for the 2006 third quarter increased 52 percent to $16 million

•                  Began shipping FluMist in July as the first influenza vaccine available for 2006-2007 season; all FluMist lots available for purchase by mid-September

•                  Royalty revenues received related to Merck’s HPV vaccine

•                  New collaboration formed with Infinity Pharmaceuticals to develop small molecule cancer therapeutics

•                  Decision made to not proceed with Phase 3 study for Abegrin® in metastatic melanoma

•                  Label-expanding sBLA for CAIV-T submitted to FDA in July 2006

GAITHERSBURG, MD, October 26, 2006 — MedImmune, Inc. (Nasdaq: MEDI) announced today that total revenues grew 15 percent to $177 million in the 2006 third quarter from $154 million in the 2005 third quarter. The revenue growth was fueled by an 11-percent increase in worldwide sales of Synagis (palivizumab) to $112 million; a 52-percent increase in sales of FluMist (influenza vaccine virus live, intranasal) to $16 million; and approximately $7 million in royalty and milestone revenues associated with European approval and U.S. sales of Merck’s human papillomavirus (HPV) vaccine.

“I am pleased to see the initial rewards of the intensive work we undertook earlier this year to refresh our commercial organization and return our revenues to a pattern of growth,” said David M. Mott, MedImmune’s president and chief executive officer. “While the true test of our commercial progress will be in the balance of the RSV season, I am cautiously optimistic at this point given the improvements tracked by product sales for both Synagis and FluMist thus far in their respective seasons. On the development front, we continue to manage our portfolio rigorously by adding innovative new programs, like those recently in-licensed from Infinity Pharmaceuticals, as well as by stringently prioritizing our development programs to focus our resources on those that have the greatest chance of becoming medically meaningful products.”

MedImmune reported a net loss for the 2006 third-quarter of $56 million, or $0.23 per share, including share-based compensation expense and as calculated in accordance with generally accepted accounting principles (GAAP). Excluding share-based compensation expense, MedImmune’s net loss was $73 million, or $0.30 per share, compared to a net loss of $64 million, or $0.26 per share in the 2005 third quarter. MedImmune’s net loss for the 2005 third quarter included approximately $5 million of acquired in-process research and development (IPR&D). Excluding the IPR&D, MedImmune’s net loss for the 2005 third quarter would have been $61 million or $0.25 per share.

For the first nine months of 2006, MedImmune reported revenues of $748 million versus $752 million for the first nine months of 2005. On a GAAP basis, MedImmune reported a net loss of $72 million, or $0.29 per share, for the first nine months of 2006. Excluding share-based compensation expense, MedImmune’s net loss for the 2006 nine-month period was $80 million, or $0.33 per share, compared to net earnings of $6 million, or $0.02 per diluted share in the first nine months of 2005. MedImmune’s net loss for the first nine months of 2005 included approximately $7 million of acquired IPR&D and technology transfer and transition expenses. Excluding these charges, MedImmune’s net earnings in the first nine months of 2005 would have been $10 million or $0.04 per diluted share.

MedImmune’s financial results for both the 2006 third quarter and nine-month period were affected by the previously announced agreement with Infinity Pharmaceuticals, primarily due to the upfront license fees totaling $70 million.

Product Sales

In the 2006 third quarter, total product sales grew nine percent to $159 million from $146 million in the 2005 third quarter due primarily to increases in the company’s two products that prevent seasonal respiratory diseases: Synagis, which is a monoclonal antibody that prevents respiratory syncytial virus (RSV); and FluMist, which is a nasally delivered vaccine to prevent influenza. Worldwide sales of Synagis grew to $112 million in the 2006 third quarter from $101 million in the 2005 third quarter, while sales of FluMist increased to $16 million in the 2006 quarter from $10 million in the 2005 quarter.

Commenting on Synagis sales, Peter Greenleaf, MedImmune’s senior vice president of sales and marketing, said: “Throughout the third quarter, we focused our commercial efforts on: completing the expansion and training of our pediatric infectious disease sales force; expanding our payor and distributor relationships to ensure access for the appropriate patients; and working closely with physicians and nurses to better identify and track appropriate patients. While early indicators of the progress we are making are favorable, we will know more as we progress through the fourth quarter and into the heart of the RSV season.”

Turning to FluMist, Greenleaf commented: “We are very pleased with the progress we are making this season with FluMist. Through last week, we had sold approximately 1.7 million doses of FluMist, which compares very favorably with the 1.3 million doses we sold for the entire season last year. We are particularly proud that we were the first manufacturer to have vaccine available to the market in July, and that we had FDA approval of all of our manufactured lots by mid-September. Our goal for the future is to consistently deliver product to the market beginning in July every year, to provide for back-to-school immunizations.”

For the first nine months of 2006, MedImmune’s product sales of $716 million included $608 million of worldwide sales of Synagis. Total product sales in the first nine months of 2005 were $739 million, including $624 million in worldwide sales of Synagis. For the nine-month periods, sales of FluMist were $18 million in 2006 and $13 million in 2005.

Margin and Operating Expense Analysis

On January 1, 2006, MedImmune adopted the new accounting standard (Statement of Financial Accounting Standards No. 123R) that requires the company to recognize costs associated with share-based compensation arrangements, including stock options. Share-based compensation expense, before taxes, was approximately $8 million in the 2006 third quarter and $24 million for the 2006 nine-month period.  These costs are reflected in cost of goods sold, research and development (R&D) and selling, general and administrative expenses (SG&A). To aid investors in understanding the underlying components of our business, MedImmune has separately identified the share-based compensation expense in the following discussion.

Gross Margins

Gross margins on product sales were 66 percent in the 2006 third quarter compared to 67 percent in the 2005 third quarter. Excluding the impact of FluMist (as well as shared-based compensation expense) gross margins were 73 percent in the 2006 third quarter and 72 percent in the 2005 third quarter. Gross margins on product sales for the nine months ended September 30 were 73 percent in both 2006 and 2005. Excluding the impact of FluMist (as well as share-based compensation expense), gross margins were 76 percent in 2006 compared to 75 percent in 2005. The increase in the proportion of lower-margin sales of FluMist exerted downward pressure on overall gross margins for the 2006 third quarter and first nine months of 2006.

Research and Development

R&D expenses were $162 million in the 2006 third quarter. Excluding the impact of share-based compensation expense, R&D expenses were $160 million in the 2006 third quarter compared to $119 million in the 2005 third quarter. R&D expenses for the first nine months of 2006 were $344 million. Excluding the impact of share-based compensation expense, R&D expenses for the 2006 period were $336 million compared to $266 million in the 2005 period. The increase in R&D expenses was primarily due to the impact of the $70 million upfront fees associated with the collaboration agreement with Infinity Pharmaceuticals. For the third quarter comparison, the 2005 quarter included expenses associated with the pivotal Phase 3 clinical trial for CAIV-T that was unblinded in December 2005.

Selling, General and Administrative

SG&A expenses were $88 million in the 2006 third quarter. Excluding the impact of share-based compensation expense, SG&A expenses were $83 million in the 2006 third quarter compared to $81 million in the 2005 third quarter. This increase is largely due to increased personnel costs due to the expansion of the pediatric sales organization and the marketing and sales management team in the first half of 2006, commissions on earlier FluMist sales, and higher legal and other professional services fees, partially offset by the absence of co-promotion expense to Abbott that totaled $8 million in the 2005 third quarter.

For the first nine months of 2006, SG&A expenses were $382 million. Excluding the impact of share-based compensation expense, SG&A expenses for the 2006 period were $366 million compared to $300 million in 2005. This increase was due to about $46 million of amortization expense associated with the August 2005 acquisition of full promotion rights to Synagis, increased personnel costs and higher legal and other professional services fees.

Taxes

The effective tax rate was 55 percent for the 2006 third quarter. Excluding the impact of share-based compensation expense, the effective tax rate was 37 percent in the 2006 third quarter compared to 29 percent in the 2005 third quarter. For the first nine months of 2006, the effective tax rate was 53 percent. Excluding the impact of share-based compensation expense, the effective tax rate was 37 percent for the 2006 nine month period compared to 65 percent reported in the comparable 2005 period.

Other Results

Cash and marketable securities at September 30, 2006 were $1.5 billion, which equals the balance at December 31, 2005 and is down from $2.3 billion at June 30, 2006. The decrease from the end of the 2006 second quarter is primarily due to the repayment of approximately $490 million of 1 percent convertible senior notes that were tendered in July and the fact that the end of the third quarter is typically the seasonal low point for cash balances prior to the beginning of the Synagis and FluMist seasons.

2006 Guidance

As a convenience to investors, MedImmune is providing an update to its previously issued guidance for 2006. Today, MedImmune has increased its diluted earnings per share (EPS) guidance to a range of $0.17 to $0.22, excluding share based compensation expense. The increase in EPS guidance is largely due to the gain on sale of MedImmune Ventures’ investment in Avidia, which was acquired by Amgen earlier this week. As previously stated, MedImmune continues to believe that total revenues for 2006 will grow about four percent to approximately $1.3 billion.

In the aggregate, MedImmune now expects that the 2006 impact of share-based compensation expense will be approximately $32 million, or $0.10 per diluted share. The following additional guidance is provided excluding the impact of share-based compensation expense.

•                  MedImmune continues to expect gross margins to be about 73 percent of product sales for the full-year 2006.

•                  Due to the impact of the recently announced collaboration with Infinity Pharmaceuticals, MedImmune believes R&D expense in 2006 will be approximately $450 million, or about 36 percent of product sales.

•                  MedImmune continues to believe that SG&A as a percentage of product sales will be about 40 percent.

•                  The company’s effective tax rate is now expected to be approximately 40 percent.

Guidance and objectives provided by the company are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. For a discussion of the risks associated with these forward-looking statements, see the Disclosure Notice below.

DISCLOSURE NOTICE AND FORWARD LOOKING STATEMENTS

This announcement contains historical financial information as of and for the nine-month and three-month periods ended September 30, 2006 and September 30, 2005 that is unaudited (except for the balance sheet information as of December 31, 2005), and MedImmune assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation.

This announcement also contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties and are present in the section captioned “Looking Ahead in 2006,” as well as other sections containing statements with words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2005, its subsequent quarterly reports on Form 10-Q, its current reports on Form 8-K filed for events occurring in 2006 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.

MedImmune is developing several products for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

This press release, including the reconciliation of certain historical data presented in this release to their most comparable GAAP measures, can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, October 26, 2006 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until November 2, 2006. An audio replay of the webcast will be available beginning at 10:00 a.m. eastern time on October 26, 2006 and ending at midnight November 2, 2006 by calling (888) 286-8010. The passcode for the audio replay is 40637580.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With more than 2,400 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

- Tables Follow -

MedImmune, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues:
Product sales	$158.6	$146.0	$716.4	$739.4
Other revenue	18.6	7.6	31.7	12.5
	177.2	153.6	748.1	751.9
Costs and expenses:
Cost of sales	53.5	48.7	190.6	196.5
Research and development	162.0	118.6	343.6	265.8
Selling, general and administrative (1)	88.2	81.1	382.1	299.5
Other operating expenses	2.2	3.8	13.7	9.3
Acquired in-process research and development (IPR&D)	—	4.7	—	4.7
Technology transfer and transition expenses	—	0.5	—	1.9
	305.9	257.4	930.0	777.7

Operating income (loss)	(128.7)	(103.8)	(181.9)	(25.8)
Interest income, net	13.0	12.8	38.2	43.2
Gain (loss) on investment activities	(8.2)	0.4	(8.1)	(0.5)

Earnings (loss) before income taxes	(123.9)	(90.6)	(151.8)	16.9
Provision (benefit) for income taxes	(68.1)	(26.5)	(79.8)	11.1
Net earnings (loss)	$(55.8)	$(64.1)	$(72.0)	$5.8

Basic earnings (loss) per share	$(0.23)	$(0.26)	$(0.29)	$0.02

Shares used in computing basic earnings (loss) per share	239.3	245.9	244.3	247.1

Diluted earnings (loss) per share	$(0.23)	$(0.26)	$(0.29)	$0.02

Shares used in computing diluted earnings (loss) per share	239.3	245.9	244.3	249.4

(1)             In August 2005, the company acquired full promotion rights in the U.S. for Synagis, effective July 1, 2006.  In connection with this transaction, the company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co-promotion services to be rendered, as determined under the previous agreement.  Amortization expense of $4.5 million and $50.0 million was recognized during the third quarter of 2006 and nine months ended September 30, 2006, respectively, compared to $3.9 million during both the third quarter of 2005 and nine months ended September 30, 2005, and is included in selling, general and administrative expense in the consolidated statements of operations.

MedImmune, Inc.
Reconciliation of GAAP Results to Adjusted Results
(in millions, except per share data)

Presented in the following table is a reconciliation of reported net earnings (loss) under GAAP to net earnings (loss) excluding the impact of employee share-based compensation expense.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Item:
Net earnings (loss), as reported (1)	$(55.8)	$(64.1)	$(72.0)	$5.8
Share-based compensation expense (2)
Cost of sales (3)	0.3	—	0.7	—
Research and development	2.4	—	7.6	—
Selling, general and administrative	4.9	—	15.9	—
Acquired in-process research and development	—	4.7	—	4.7
Technology transfer and transition expense	—	0.5	—	1.9
	7.6	5.2	24.2	6.6

Income taxes - deductible share-based compensation expense (4)	(1.6)	(1.9)	(5.0)	(2.4)
Income taxes - impact on effective tax rate (5)	(23.0)	—	(27.2)	—

Net earnings (loss), as adjusted	$(72.8)	$(60.8)	$(80.0)	$10.0

Basic earnings (loss) per share, as reported	(0.23)	(0.26)	(0.29)	0.02
Diluted earnings (loss) per share, as reported	(0.23)	(0.26)	(0.29)	0.02

Basic earnings (loss) per share, as adjusted	(0.30)	(0.25)	(0.33)	0.04
Diluted earnings (loss) per share, as adjusted	(0.30)	(0.25)	(0.33)	0.04

Shares used to compute earnings per share:
Basic, as reported	239.3	245.9	244.3	247.1
Diluted, as reported	239.3	245.9	244.3	249.4

Basic, as adjusted	239.3	245.9	244.3	247.1
Diluted, as adjusted	239.3	245.9	244.3	249.4

(1)             Prepared in accordance with accounting principles generally accepted in the United States.

(2)             Represents the addback of the noncash employee share-based compensation expense.  Share-based compensation is comprised of incentive stock options, nonqualified stock options and the discount on stock purchased by employees.

(3)             Share-based compensation capitalized in inventory was $0.4 million in the three months ended September 30, 2006 and $1.5 million in the nine months ended September 30, 2006.

(4)             The company recognizes a tax benefit for nonqualified stock option expense.  If incentive stock options are exercised and sold or stock purchased by employees through the employee stock purchase plan is sold within one year, becoming non-qualifying dispositions, the company will be allowed to recognize tax deductions at that time. Until that time, the company must assume that no tax deduction is allowed.

(5)             The company’s effective tax rate is impacted by the exclusion of share-based compensation expense, a portion of which is nondeductible.

MedImmune, Inc.
Condensed Consolidated Balance Sheets (1)
(in millions)

	September 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets:
Cash and marketable securities	$1,472.6	$1,471.9
Trade and contract receivables, net	129.4	284.3
Inventory, net	102.4	69.4
Deferred taxes, net	392.3	186.6
Property and equipment, net	457.0	381.4
Intangible assets, net (2)	269.1	323.5
Other assets	100.9	62.9
	$2,923.7	$2,780.0

Liabilities and shareholders’ equity:
Accounts payable	$38.5	$37.0
Accrued expenses	182.5	335.1
Other liabilities (2)	261.1	331.2
Debt (3)(4)	1,165.8	506.2
Shareholders’ equity	1,275.8	1,570.5
	$2,923.7	$2,780.0

Common shares outstanding	239.3	247.0

(1)             Certain prior period amounts have been reclassified to conform to current presentation.

(2)             In August 2005, the company acquired full promotion rights in the U.S. for Synagis, effective July 1, 2006.  In connection with this transaction, the company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co-promotion services to be rendered, as determined under the previous agreement.  In addition, certain of the additional payments under the agreement totaling $240.5 million as of September 30, 2006 that the company deems probable have been aggregated and recorded as liabilities in the consolidated balance sheet.

(3)             In  June 2006, the company issued $1.15 billion in convertible senior notes (the “Notes”) for total proceeds of $1.13 billion, net of debt issuance costs.  In connection with the issuance of the Notes, the company entered into separate convertible note hedge transactions and separate warrant transactions with respect to its common stock to reduce the potential dilution upon conversion of the Notes for a net cost of $139.6 million.  Concurrently with the sale of the Notes, the company used $148 million of the net proceeds to repurchase approximately 5.4 million shares of its common stock in privately negotiated transactions.

(4)             On July 10, 2006, holders of the company’s 1% convertible senior notes exercised their put options requiring the company to redeem the notes for cash at 100% of the principal amount of the notes, plus accrued and unpaid interest.  On July 17, 2006, the company paid $492.1 million to redeem the notes, including $489.6 million in aggregate principal amount and $2.5 million in accrued and unpaid interest.  The remaining $10.4 million aggregate principal amount was not redeemed.